Exhibit 99.1

CONTACTS:
Tim Perrott	Danny Jovic
Investor Relations	Media Relations
561-438-4629	561-438-1594
Timothy.Perrott@officedepot.com	Danny.Jovic@officedepot.com

Office Depot, Inc. Announces Appointment of D. Anthony Scaglione

as Chief Financial Officer

Boca Raton, FL, June 18, 2020 – Office Depot, Inc. (NASDAQ: ODP), a leading provider of business services and supplies, products and technology solutions through an integrated B2B distribution platform, today announced the appointment of D. Anthony Scaglione as Executive Vice President and Chief Financial Officer, effective July 20, 2020. As CFO, Scaglione will report directly to Chief Executive Officer Gerry Smith and be a member of the Executive Committee. He will be responsible for overseeing all financial aspects of the company, including financial planning and analysis, financial reporting and accounting, as well as leading investor relations, internal audit, tax, and treasury functions.

“We are delighted to welcome Anthony to Office Depot as we accelerate our transformation to a B2B platform that our customers rely on to start, grow and manage their business,” said Smith. “Anthony brings extensive financial, operational and strategic experience to our executive team. He will be a key asset to Office Depot as we continue to create value for our shareholders and build upon our B2B platform.”

Scaglione joins Office Depot from ABM Industries Incorporated where he served as Executive Vice President and Chief Financial Officer. In addition to overseeing all financial, M&A, IT, tax, enterprise services and procurement aspects for ABM Industries during his eleven-year tenure, Scaglione was also instrumental in developing and implementing the company’s successful, long-term strategic transformation. Prior to joining ABM Industries, Scaglione held executive finance positions at CA Technologies.

“I’m thrilled to be joining Office Depot at an exciting time as the company continues its strategic pivot to become a leading, integrated B2B provider of business solutions,” said Scaglione. “Office Depot has a compelling value proposition, in both products and services, with an excellent management team at the helm of this journey. I look forward to helping the company create long-term shareholder value.”

Scaglione is a graduate of Rutgers University, holding dual honors degrees in Finance and Accounting, and holds a Master of Business Administration from Fairleigh Dickinson University. He is a New York State Certified Public Accountant and a Certified Treasury Professional (CTP®). Scaglione is a previous Board Member and the past Chairman of the Board of the Association for Financial Professionals (AFP), the professional society that represents finance executives across the globe, having previously chaired its Audit Committee.

About Office Depot, Inc.

Office Depot, Inc. (NASDAQ:ODP) is a leading provider of business services, products and technology solutions to small, medium and enterprise businesses, through a fully integrated B2B distribution platform of approximately 1,300 stores, online presence, and dedicated sales professionals and technicians. Through its banner brands Office Depot®, OfficeMax®, CompuCom® and Grand&Toy®, as well as others, the Company offers its customers the tools and resources they need to focus on their passion of starting, growing and running their business. For more information, visit news.officedepot.com and follow @officedepot on Facebook, Twitter and Instagram.

Office Depot is a trademark of The Office Club, Inc. OfficeMax is a trademark of OMX, Inc. CompuCom is a trademark of CompuCom Systems, Inc. Grand&Toy is a trademark of Grand & Toy, LLC in Canada. ©2020 Office Depot, Inc. All rights reserved. Any other product or company names mentioned herein are the trademarks of their respective owners.